Exhibit 99.1
For immediate release
January 13, 2025

AtriCure Reports Preliminary Results for Fourth Quarter and Full Year 2024,
Provides Financial Outlook for 2025, and Announces Upcoming Analyst & Investor Day

MASON, Ohio, January 13, 2025 – AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in surgical treatments and therapies for atrial fibrillation (Afib), left atrial appendage (LAA) management and post-operative pain management, today announced preliminary financial results for the fourth quarter and full year 2024 and provided 2025 financial guidance. Additionally, AtriCure announced that it will host an Analyst & Investor Day at its headquarters in Mason, Ohio on Wednesday, March 26, 2025.
Preliminary, unaudited revenue for fourth quarter 2024 is expected to be $124.3 million, reflecting growth of approximately 17% as reported and on a constant currency basis over the fourth quarter of 2023. U.S. revenue is expected to be $101.6 million, reflecting growth of approximately 14%, and international revenue is expected to be $22.7 million, an increase of approximately 28% as reported and on a constant currency basis. Fourth quarter revenue was driven by strong growth in our cryoSPHERE® devices for pain management, AtriClip® devices in open chest procedures, and the EnCompass® clamp.
Preliminary, unaudited revenue for full year 2024 is expected to be $465.3 million, reflecting growth of approximately 17% as reported and on a constant currency basis over full year 2023. As previously communicated, management expects full year 2024 positive adjusted EBITDA of approximately $26 million to $29 million, and full year 2024 adjusted loss per share of approximately $0.74 to $0.80. Adjusted EBITDA, adjusted loss per share and constant currency revenue growth are non-GAAP measures. AtriCure will provide a reconciliation of non-GAAP measures to the related GAAP measure in the release of audited 2024 results. Management will discuss financial results on the fourth quarter and full year 2024 conference call in February.
“2024 was another year of remarkable growth and innovation for AtriCure. We introduced several new products, expanded the reach of our franchises, and continued to deliver best-in-class solutions for providers and patients around the world,” said Michael Carrel, President and Chief Executive Officer of AtriCure. “We expect overall momentum of our business to continue in 2025 despite ongoing pressure in our U.S. Hybrid franchise. Our focus on growth, innovation, market expansion, and increasing profitability are key initiatives for the year ahead.”
2025 Financial Guidance
Management projects 2025 revenue of approximately $517 million to $527 million and full year 2025 positive adjusted EBITDA of approximately $40 million to $44 million. Additionally, management expects modest cash flow generation for the full year 2025.
Analyst and Investor Day
AtriCure will host an Analyst & Investor Day at its headquarters in Mason, Ohio on Wednesday, March 26, 2025.
“Our team is excited to highlight our leading portfolio of products and innovative pipeline for market expansion at our Analyst and Investor Day. We also look forward to bringing perspectives from key opinion leaders as well as sharing longer-term financial goals as we continue driving growth and expanded profitability,” said Michael Carrel, President and Chief Executive Officer of AtriCure.
A webcast of the presentation and Q&A sessions will be available on the “Investors” section of the company’s website at https://ir.atricure.com.

About AtriCure
AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 59 million people worldwide1. Electrophysiologists, cardiothoracic and thoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip® Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide. AtriCure’s Hybrid AF™ Therapy is a minimally invasive procedure that provides a lasting solution for long-standing persistent Afib patients. AtriCure’s cryoICE cryoSPHERE® probes are cleared for temporary ablation of peripheral nerves to block pain, providing pain relief in cardiac and thoracic procedures. For more information, visit AtriCure.com or follow us on X (formerly known as Twitter) @AtriCure.
Forward-Looking Statements
This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. This press release also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/forward-looking-statements as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. Except where otherwise noted, the information contained in this release is as of January 13, 2025. We assume no obligation to update any forward-looking statements contained in this release and the related attachment as a result of new information or future events or developments, except as may be required by law.

CONTACTS:

Angie Wirick
AtriCure, Inc.
Chief Financial Officer
(513) 755-5334
awirick@atricure.com
Marissa Bych
Gilmartin Group
Investor Relations
(415) 937-5402
marissa@gilmartinir.com
1 Linz, D., Gawalko, M., Betz, K., Hendriks, J. M., Lip, G. Y., Vinter, N., Guo, Y. & Johnsen, S. (2024). Atrial fibrillation: epidemiology, screening and digital health. The Lancet Regional Health–Europe, Volume 37, 100786, February 2024